EXHIBIT 10.22
[Missing Graphic Reference]

CONSULTANT SERVICES LETTER OF AGREEMENT

Date: October 21, 2010

Peter J. Zimetbaum, M.D.
______________________

Dear Dr. Zimetbaum:

This letter agreement (this “Agreement”) confirms our agreement for advisory and consulting services as follows:

1)
Engagement.   Peter J. Zimetbaum, M.D. (“Consultant”) is engaged as a consultant to Forest Laboratories, Inc., a Delaware corporation with a place of business at 909 Third Avenue, New York, New York 10022 (“Forest”), for a period of one (1) year from the date hereof (the “Term”) to provide Forest and its affiliates with the consulting services described in paragraph 2. Either party may terminate this Agreement at any time, with or without cause, by giving the other party at least 10 days prior written notice.  Termination of this Agreement shall automatically terminate all Work Orders (as hereinafter defined) in effect at the time of such termination.

2)
Services by Consultant.                                                From time to time during the Term, upon Forest’s request, Consultant shall provide Forest or its affiliates with advice concerning Forest’s pharmaceutical business and shall perform consulting services related thereto, including without limitation, reviewing and analyzing data, materials and such other information as provided by Forest or its affiliates and responding to inquiries and requests from Forest employees.  All such advisory and consulting services and all other services to be performed by Consultant pursuant to this Agreement (collectively, the “Services”) shall be set forth and further defined in a work order, substantially in the form attached as Exhibit A hereto (each, a “Work Order”), which shall be signed by each party prior to the performance of any Services by Consultant.  Each Work Order shall set forth, at a minimum, a description of the Services to be performed, the purpose of Consultant’s engagement and, if applicable, any work product or deliverables expected from Consultant, the date and location of any meeting that Consultant is required to attend and any additional payment or reimbursement specifications.  Consultant shall have the right to accept or decline any unsigned, proposed Work Order.  Each Work Order that is signed by both parties shall be deemed incorporated into, and made an integral part of, this Agreement.

3)	Compensation for Services.

a.
Consulting Fees.  In consideration of Consultant’s performance of the Services described in a Work Order and unless otherwise provided in a Work Order, Forest will pay Consultant a fee of $500 per hour, provided that the total annual fees for Services will not exceed $100,000.

b.
Reimbursable Expenses.  In the event Forest requires Consultant to travel in connection with the performance of the Services, Forest will reimburse Consultant for out-of-pocket expenses, including the reasonable cost of transportation, meals and lodging, where applicable.  Any costs incurred above $5,000 in connection with the performance of Services in any Work Order will be reimbursed only if approved by Forest prior to being incurred.

c.
Invoices.  Consultant will invoice Forest for fees and expenses accrued hereunder in an invoice format reasonably acceptable to Forest, which invoice will (a) identify the Work Order and billing period covered by the invoice, (b) detail the number of hours worked in the applicable billing period for such Work Order, (c) itemize all reimbursable expenses incurred by Consultant during such billing period for such Work Order and (d) attach appropriate supporting documentation for such expenses.  Forest will not be required to make payments with respect to any invoiced amount which is first billed to Forest more than six (6) months after accrual.  Within 10 days after a notice of termination is delivered under paragraph 1, Consultant shall provide Forest with a final invoice for all unbilled Services under each Work Order performed by Consultant prior to termination.

Invoices shall be emailed to Frank Perier at frank.perier@frx.com or mailed to the following address:

Forest Laboratories, Inc.
909 Third Avenue
New York, New York 10022
Attention:  Frank Perier, Senior Vice President – Chief Financial Officer

All other payment-related correspondence should be emailed to Accounts.Payable@frx.com.

d.
Payments.  All payments to Consultant hereunder will be made by or on behalf of Forest either by (a) check within 60 days of receipt of Consultant’s invoice or (b) ACH Electronic Funds Transfer within 35 days of receipt of Consultant’s invoice.  To be paid by ACH Electronic Funds Transfer, Consultant must complete and email the ACH Electronic Funds Transfer Form, attached to Exhibit B hereto, to Accounts.Payable@frx.com.  Payments to Consultant hereunder will be made payable to:

Peter J. Zimetbaum, MD
______________________

Tax ID Number: __________

Any federal tax forms requested by Forest, including, if applicable, the Form W-9 attached to Exhibit B hereto, shall be emailed to Accounts.Payable@frx.com and must be received by Forest before Forest is required to issue payment to Consultant.

4)
Independent Contractor Status. Consultant will be an independent contractor and not an employee of Forest for purposes of the Services performed under this Agreement.  Accordingly, Consultant will be solely and unconditionally responsible for any and all federal, state or local taxes, social security withholding and other self-employment tax obligations with respect to payments made to Consultant under this Agreement.  Consultant acknowledges and agrees that he is not entitled to any of the benefits provided by Forest to its employees and that Forest will not procure, maintain or make payments with respect to any workers' compensation or unemployment compensation insurance on Consultant’s behalf.  This Agreement shall not be deemed to create any relationship of employment, partnership, joint venture or agency between the parties hereto.

5)	Confidentiality.

a.
Consultant will hold in confidence and take all steps necessary to preserve the confidentiality of any and all information and materials disclosed to Consultant by Forest, its affiliates or the directors, officers, employees, consultants, advisors or agents of Forest or its affiliates (collectively, the “Representatives”) under this Agreement (including, without limitation, the terms and conditions hereof) and any and all Inventions (as hereinafter defined) (collectively, “Information”); except that the obligations of confidentiality and non-use set forth in this paragraph 6 shall not apply to:

(i)	Information which, at the time of disclosure hereunder, is in the public domain;

(ii)	Information which, after disclosure hereunder, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by Consultant;

(iii)
Information which Consultant can establish by written record was in Consultant’s possession at the time of disclosure hereunder, and was not acquired directly or indirectly from Forest or its Representatives;

(iv)	Information which Consultant receives, directly or indirectly, from a third party; provided, however, that such Information was not obtained by said third party from Forest or its Representatives; and

(v)	Information that is or was independently developed by Consultant without any use of Information disclosed hereunder, as documented by written record.

Without limiting the generality of the foregoing, Information shall be deemed to include Protected Health Information as such term is defined by the Health Insurance Portability and Accountability Act and regulations thereunder.

b.
Notwithstanding anything to the contrary contained herein, Consultant may disclose Information to the extent Consultant is required to do so by applicable law, governmental order or subpoena; provided, however, that Consultant furnishes Forest with prior written notice of any such contemplated disclosure to allow Forest a reasonable opportunity to seek appropriate limitations or protective measures with respect to such disclosure, and will cooperate with Forest in seeking such protections or limitations.  In the event that no such protection or limitation is obtained by Forest, Consultant agrees to exercise all reasonable efforts to obtain confidential treatment for such disclosure.

c.
Consultant agrees that he will not directly or indirectly disclose the Information to any third party without the prior written consent of Forest nor use the Information for any purpose other than the performance of the Services.

d.	The obligations contained in this paragraph 6 shall survive for a period of seven (7) years following the expiration or termination of this Agreement.

e.
Consultant acknowledges that monetary damages calculated at law would not be adequate remedy for the breach by Consultant of any provision hereof and that Forest is entitled to injunctive or other appropriate equitable relief in the event of any such breach.

f.
Consultant shall not use the name of Forest or any of its affiliates, nor have any rights to the publication or copyright of any Information or other materials made available to Consultant through this Agreement, or developed by Consultant in connection with Consultant’s performance of the Services (including Inventions, as hereinafter defined), without Forest’s prior written approval, except as required by law.

g.
Upon expiration or termination of this Agreement, or at any time upon Forest’s request, Consultant will promptly return to Forest any Information delivered to Consultant hereunder, and Consultant will not retain any copies thereof or hold any lien over such Information. All Information, original or copies, is the sole property of Forest and can be regained by provisional injunction.

h.
Consultant acknowledges that Forest reserves the right to disclose the nature of the relationship contemplated by this Agreement, including details pertaining to compensation, Services, payments and other information as deemed relevant by Forest, without prior notification to, or authorization by, Consultant.

6)
Intellectual Property.  Consultant acknowledges that he has no proprietary or other rights or interests in or to any Information or such other information or materials furnished to Consultant by Forest or its Representatives in connection with Consultant’s performance of the Services, or to any use or application of any of the foregoing, all of which are the sole property of Forest or its affiliates (or third party licensors of Forest), and which shall be subject to the confidentiality and non-use obligations set forth in paragraph 6 hereof.  All data, results, ideas discoveries, inventions, reports or other works of authorship whether or not patentable or subject to copyright and which may be made, authored or conceived by Consultant as a result of performing the Services, whether alone or in conjunction with others (collectively, the “Inventions”), and all right, title and interest in and to such Inventions throughout the world, are hereby assigned to Forest and shall become the sole and exclusive property of Forest. Consultant shall promptly disclose all Inventions to Forest, and Forest shall have full power and authority to file and prosecute patent applications and copyright registrations in Forest’s name throughout the world thereon and to procure and maintain patents and copyrights thereon. Consultant agrees, at Forest’s reasonable request and at Forest’s sole expense, to execute any applications, assignments, instruments and other documents, and perform such acts as Forest may deem necessary or advisable to confirm and vest in Forest all such right, title and interest throughout the world in and to such Inventions and all intellectual property rights pertaining thereto, and to assist Forest in procuring, maintaining, enforcing, and defending such intellectual property rights and protection throughout the world thereto. Consultant agrees to treat all such Inventions as Information hereunder. In addition, Consultant agrees that Consultant shall not have the right to sell, license, convey or use any Invention or other Information except to the minimum extent necessary to perform Consultant’s Services hereunder. The provisions of this paragraph 7 shall survive the termination of this Agreement.

7)
Absence of Debarment.  Consultant represents that Consultant (a) has not been debarred or convicted, and is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) has not been listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, and (c) has not been convicted of a criminal offense related to the provision of healthcare items or services, and is not subject to any such pending action.  Consultant agrees to promptly inform Forest in writing if Consultant is subject to any of the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

8)
Consultant Selection.  Consultant acknowledges and confirms that he has been selected to serve as a Consultant because of his expertise in the relevant subject matter and not, in any way, as an inducement to, or in return for prescribing, purchasing, using, recommending the formulary status of, or dispensing any Forest product.  Consultant acknowledges and agrees that his judgment with respect to the Services will not be affected by the compensation he receives pursuant to this Agreement and that the payments provided under this Agreement for Consultant’s performance of the Services are consistent with arm’s length transactions, represent the fair market value of the Services to be performed by Consultant and are not in exchange for an agreement by Consultant to prescribe, use or recommend the prescription or use of any Forest product.

9)
Affiliated Institutions. Consultant shall provide the Services in compliance with all applicable rules, regulations and policies of any employer or institution with which he is affiliated, including, without limitation, rules and regulations requiring specific disclosure or record-keeping obligations.  Consultant will promptly notify Forest if he believes that any of the Services are in violation of, or may reasonably be expected to violate, any such rules, regulations or policies.  In addition, if Consultant is a member of a committee that sets formularies or develops clinical practice guidelines, he shall disclose the existence and nature of his relationship with Forest hereunder to such committee and agree to follow any applicable rules or procedures of such committee which may relate to such relationship.  The provisions of this paragraph 10 shall survive the termination or expiration of this Agreement.

10)
Notices.  Unless otherwise stated herein, all communications, reports and notices to be given hereunder shall be in writing and sent by personal delivery, a nationally recognized overnight courier service, facsimile transmission, or registered or certified mail, postage prepaid with return receipt requested, and shall be deemed communicated as of the date of personal delivery, confirmation of couriered delivery, confirmation of facsimile transmission or five (5) days after deposit in United States mail, as applicable. Notices shall be addressed to the parties at their respective addresses appearing in this Agreement, or at such other address as notified by a party in accordance with this paragraph.

11)	Assignment. Consultant shall not assign or subcontract any of his obligations hereunder to any third party without the prior written consent of Forest.

12)
Entire Agreement of the Parties. This Agreement and the related Work Orders contain all the covenants and agreements between the parties with respect to the rendering of Services.  No amendment or modification of this Agreement or any incorporated Work Order will be binding unless in writing and duly executed by both parties.

13)
Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

14)
Parties in Interest.   This Agreement is enforceable only by Consultant and Forest. The terms of this Agreement are not a contract with, or assurance regarding compensation, continued employment, or benefit of any kind to, any of Consultant’s personnel assigned to the Services, or any beneficiary of any such personnel, and no such personnel, or any beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

15)	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles of conflicts of law.

16)	Successors. This Agreement shall inure to the benefit of, and be binding upon, Consultant and Forest, their respective successors and permitted assigns.

17)
Headings.  Captions or headings are for convenience only and in no way define, limit or describe the scope of this Agreement and shall not be considered in the interpretation of this Agreement or any provision hereof.

If the foregoing comports with your understanding, please sign and return one copy of this Agreement to Forest to confirm our legally binding agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Delivery of this Agreement may be accomplished by exchange of facsimile or electronic mail (e.g., PDF) transmissions or by the exchange of originally executed signature pages.

[Signature page follows]

Sincerely,

FOREST LABORATORIES, INC.

By:  /s/ David F. Solomon
Name: David F. Solomon
Title:   Corporate Vice President
            Business Development and
            Strategic Planning

Accepted and agreed as of the date first written above:

PETER J. ZIMETBAUM, M.D.

/s/ Peter J. Zimetbaum, M.D.

EXHIBIT A

Form of Work Order

Work Order Date: ________________

Peter J. Zimetbaum, M.D.
______________________

Dear Dr. Zimetbaum:

1.
In accordance with the terms and conditions of that certain Consultant Services Letter of Agreement (the “Agreement”), dated October ___, 2010, by and between Forest Laboratories, Inc. (“Forest”) and Peter J. Zimetbaum, M.D. (“Consultant”), Forest and Consultant agree to the description of Services to be performed by Consultant set forth below.  This Work Order shall be deemed incorporated in, and made an integral part of, the Agreement.  Capitalized words used but not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

2.	Consultant shall perform the following Services for Forest or its affiliates:
[Insert the following information:
a.	purpose of engagement;
b.	detailed description of Services to be performed hereunder;
c.	if Services are being performed in connection with a specific project, study or business opportunity, identify such project, study or business opportunity;
d.	if any work product or deliverable is expected from Consultant, a description of such work product or deliverable and any related deadlines;
e.	if Consultant is expected to attend a meeting or meetings, the date(s) and location(s) of such meeting or meetings; and
f.	any specifications for payment of consulting fees or reimbursable expenses not otherwise covered by the Agreement]

If the foregoing comports with your understanding, please sign and return one copy of this Work Order to Forest.  This Work Order may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Delivery of this Work Order may be accomplished by exchange of facsimile or electronic mail (e.g., PDF) transmissions or by the exchange of originally executed signature pages.

[Signature page follows]

Sincerely,

FOREST LABORATORIES, INC.

By:  /s/ David F. Solomon
Name: David F. Solomon
Title:   Corporate Vice President
            Business Development and
            Strategic Planning

Accepted and agreed as of the date first written above:

PETER J. ZIMETBAUM, M.D.

/s/ Peter J. Zimetbaum, M.D.

EXHIBIT B

Forms

To be paid by ACH Electronic Funds Transfer, please complete and email the ACH Form embedded in this document to Accounts.Payable@frx.com.
Use Form W-9 only if you are a U.S. person (including a resident alien) to provide your correct TIN to the person requesting it and, when applicable, to:
1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),
2. Certify that you are not subject to backup withholding, or
3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income.

Please open complete and email the Form W-9 embedded in this document to Accounts.Payable@frx.com.